Holly Energy Partners Declares Quarterly Distribution; 37th Consecutive Quarterly Distribution Increase

Increases quarterly distribution to $0.50 per unit from $0.4925 per unit

DALLAS, TX, January 23, 2014 – The Board of Directors of Holly Energy Partners, L.P. (NYSE:HEP) has declared a cash distribution of $0.50 per unit for the fourth quarter of 2013. For the prior quarter, $0.4925 per unit was distributed to unitholders. This current distribution, which represents a 6.4% increase over the split adjusted $0.47 per unit distribution declared for the fourth quarter of 2012, marks the thirty‐seventh consecutive quarterly increase. Holly Energy has increased its distribution to unitholders every quarter since becoming a publicly-traded partnership in July 2004. The distribution will be paid on February 14, 2014 to unitholders of record on February 4, 2014.

Holly Energy plans to announce results for its fourth quarter of 2013 on February 20, 2014, before the opening of trading on the NYSE. The partnership has scheduled a webcast conference on February 20, 2014 at 4:00 pm Eastern time to discuss financial results.

The webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1028410.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446‐4(b). Please note that one hundred percent (100.0%) of Holly Energy Partner’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Holly Energy Partner’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.
About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 39% interest (including a 2% general partner interest), in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Oklahoma, Arizona, Washington, Kansas, Wyoming, Idaho and Utah. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

FOR FURTHER INFORMATION, Contact

Julia Heidenreich, Vice President, Investor Relations
Blake Barfield, Investor Relations
Holly Energy Partners, L.P.
214/954-6511